Exhibit 99.1

Altra Reports Third-Quarter 2018 Results

Delivers GAAP EPS of $0.42; Non-GAAP EPS was a Record Third Quarter of $0.64

Completes Transformative Combination with Four Businesses from Fortive’s Automation & Specialty Platform (“A&S”) Ahead of Plan; Concludes Favorable Round of Financing

Updates Guidance to Reflect the Addition of A&S and the Transition to Adjusted EPS that Excludes Acquisition Related Amortization and Step-Up Depreciation Going Forward

BRAINTREE, Mass., October 25, 2018 - Altra Industrial Motion Corp. (Nasdaq: AIMC) (“Altra” or the “Company”), a leading global manufacturer and supplier of electromechanical power transmission and motion control products, today announced unaudited financial results for the third quarter ended September 30, 2018.

Financial Highlights

•

Third-quarter 2018 net sales were $228.5 million, up 6.5% from $214.6 million in the third quarter of 2017. Excluding the negative impact of foreign currency translation, net sales were up 3.9% in Europe, down 4.1% in Asia and up 13.4% in North America compared to the same quarter of 2017.

•	Third-quarter net income was $12.3 million, or $0.42 per diluted share, compared with $13.3 million, or $0.46 per diluted share, in the third quarter of 2017.
•	Non-GAAP adjusted net income in Q3 2018 was $18.7 million, or $0.64 per diluted share, compared with $13.8 million, or $0.48 per diluted share, a year ago.*
•	Free cash flow year to date 2018 was $37.9 million, up 90% compared with $20.0 million in the third quarter of 2017.*

A&S Highlights

•

Completed the combination with A&S on October 1, 2018, creating a global leader in motion control and power transmission, with pro forma combined sales of $1.9 billion on an LTM basic for the period ending June 30, 2018.

•

Concluded transaction financing with favorable $400 million senior unsecured notes (5-year, 6.125% coupon) (the “Notes”), a $1,340 million senior secured term loan (7-year, LIBOR +200bps) and a $300 million senior secured revolving credit facility (5-year, LIBOR +200bps)

(together with the senior secured term loan, the “Altra Credit Facilities”). Expect weighted average interest expense to be approximately 4.5% - 5.0% based on the current debt balance and market conditions.

•	Integration of A&S and Altra advancing on track with successful completion of several key action items, including payroll and IT integration.
•	A&S to be reported as new segment beginning with Q4 2018.

Management Comments

“We delivered strong third-quarter revenue growth of 6.5%, as we leveraged robust demand across most of our end markets,” said Carl Christenson, Altra’s Chairman and CEO. “Our GAAP EPS was down year over year at $0.42. On an adjusted basis, non-GAAP net income grew 35.5%, and we achieved a seasonally strong non-GAAP EPS of $0.64, up 33.3% from the same period last year.* This solid bottom-line performance demonstrates our ability to execute against the Altra Business System to drive growth and leverage operational improvements.

“At the beginning of Q4 we completed the transformative combination with A&S and would like to acknowledge the hard work of both the Altra and Fortive organizations for completing this milestone transaction ahead of plan,” continued Christenson. “We were prepared to hit the ground running on day one and have already made excellent progress with the integration of the businesses, which has reaffirmed our confidence in our ability to realize over $50 million of identified synergies.

“With the A&S businesses, Altra is positioned as a premier global industrial company with an expanded portfolio of technologies and increased exposure to end markets with attractive secular trends including medical, factory automation and robotics. We are confident that our significantly expanded position across the technology continuum uniquely positions us to drive innovation, better serve our customers across all markets and deliver long-term value for our shareholders.

“Our underlying businesses remain solid with a strong new business pipeline and excellent opportunities for organic growth. In addition, our newly acquired A&S businesses have strong momentum entering Q4. As a result of our optimism and the addition of A&S, we are raising our guidance for full year 2018.

“Looking forward, our strategic priorities are to flawlessly execute on the integration of the businesses and expediently de-lever and strengthen the balance sheet while we leverage the combined entity to accelerate top and bottom line growth. We are excited about the new growth markets that we are entering and remain encouraged by the ongoing recovery in several markets we have historically served,” concluded Christenson.

Business Outlook

Altra is increasing its guidance for full year 2018 to reflect the addition of A&S. The Company now expects full-year 2018 sales in the range of $1,155 to $1,165 million.  The Company now expects GAAP diluted EPS in the range of $1.39 to $1.41 The Company intends to exclude acquisition amortization and step-up depreciation from its non-GAAP EPS reporting in the fourth quarter. Non-GAAP diluted EPS guidance is now expected to be in the range of $2.86 to $2.91.  Diluted EPS includes the impact of issuing 35.0 million additional shares.  The Company expects its tax rate for the full year to be approximately 23% to 25% before discrete items, capital expenditures in the range of $34 to $38 million, and depreciation and amortization in the range of $66 to $69 million.*

Reconciliations of Non-GAAP Disclosures

*Reconciliation of Non-GAAP Net Income:

	Quarter Ended		Year to Date Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net Income	$12,313	$13,277	$40,321	$38,987
Restructuring and consolidation costs	$610	$680	$2,119	$3,776
Loss on extinguishment of convertible debt	-	-	-	1,797
Loss on settlement of pension plan	-	-	5,086	-
Supplier warranty settlement	-	-	(1,980)	-
Amortization of inventory fair value adjustment	-	-	-	2,347
Acquisition related expenses	4,631	108	11,872	1,674
Tax impact of above adjustments	1,178	(225)	1,391	(2,845)
Non-GAAP net income*	$18,732	$13,840	$58,809	$45,736
Non-GAAP diluted earnings per share*	$0.64	$0.48	$2.01	$1.58
In Thousands of Dollars, except per share amounts

*Reconciliation of Free Cash Flow:

	Year to Date Ended
	September 30, 2018	September 30, 2017
Net cash flows from operating activities	$58,979	$43,289
Purchase of property, plant and equipment	(21,129)	(23,261)
Free cash flow*	$37,850	$20,028

*Reconciliation of Non-GAAP Operating Margin:

	Quarter Ended		Year to Date Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Income from operations	$20,737	$21,273	$68,466	$62,084
Restructuring and consolidation costs	610	680	2,119	3,776
Amortization of inventory fair value adjustment	-	-	-	2,347
Supplier warranty settlement	-	-	(1,980)	-
Acquisition related expenses	4,631	108	11,872	1,674
Non-GAAP income from operations *	$25,978	$22,061	$80,477	$69,881
Non-GAAP Income from operations as a percent of net sales*	11.4%	10.3%	11.4%	10.7%

*Reconciliation of Non-GAAP Diluted EPS:

	Fiscal Year 2018	Fiscal Year 2018 Diluted earnings per share

Net Income	$40.7 - $42.5	$1.39 - $1.41
Adjustments (1)
Restructuring and consolidation costs	2.1 - 4.0
Acquisition related expenses	35.6
Loss on settlement of pension plan	5.1
Supplier warranty settlement	(2.0)
Acquisition depreciation expense	3.0
Acquisition amortization expense	31.7
Tax impact of above adjustments (2)	(10.1) - (10.6)

Non-GAAP Net Income	$106.1 - $109.3	$2.86 - $2.91

(1) Adjustments are pre-tax, with net tax impact listed separately.

(2) Tax impact is calculated by multiplying the estimated effective tax rate for the period of 23% - 25% before discrete items by the above items with the exception of acquisition-related expenses and the supplier warranty settlement.  Due to the uncertainty of deductibility and the non-recurring nature of the acquisition-related expenses, no tax benefit is assumed and the negative rate impact has been adjusted from the non-GAAP net income calculation. The supplier warranty settlement income is not taxable in the local jurisdiction, therefore no tax impact has been assumed.

Conference Call

The Company will conduct an investor conference call to discuss its unaudited third quarter financial results and the completion of its previously announced combination with Fortive’s A&S platform today

Thursday, October 25, 2018 at 10:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 407-8293 domestically or (201) 689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the "Investor Relations" section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under presentations in the Investor Relations section. The charts will be available after earnings are released. A replay of the recorded conference call will be available at the conclusion of the call on October 25 through midnight on November 7, 2018. To listen to the replay, dial (877) 660-6853 domestically or (201) 612-7415 for international access (conference ID # 13683742). A webcast replay also will be available.

Altra Industrial Motion Corp.

Consolidated Statements of Income Data:	Quarter Ended				Year to Date Ended
In Thousands of Dollars, except per share amounts	September 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Net sales	$228,483		$214,623		$706,191		$653,415
Cost of sales	156,543		145,610		481,770		446,109
Gross profit	$71,940		$69,013		$224,421		$207,306
Gross profit as a percent of net sales	31.5%		32.2%		31.8%		31.7%
Selling, general & administrative expenses	44,860		41,009		135,372		123,012
Research and development expenses	5,733		6,051		18,464		18,434
Restructuring and consolidation costs	610		680		2,119		3,776
Income from operations	$20,737		$21,273		$68,466		$62,084
Income from operations as a percent of net sales	9.1%		9.9%		9.7%		9.5%
Loss on settlement of pension plan	-		-		5,086		-
Interest expense, net	1,958		1,811		5,857		5,547
Other non-operating income, net	644		696		216		30
Loss on extinguishment of convertible debt	-		-		-		1,797
Income before income taxes	$18,135		$18,766		$57,307		$54,710
Provision for income taxes	5,822		5,489		16,986		15,723
Income tax rate	32.1%		29.2%		29.6%		28.7%
Net income	12,313		13,277		40,321		38,987

Weighted Average common shares outstanding
Basic	29,010		29,008		29,101		28,912
Diluted	29,049		29,074		29,178		29,001

Net income per share
Basic	$0.42		$0.46		$1.39		$1.35
Diluted	$0.42		$0.46		$1.38		$1.34

Reconciliation of Non-GAAP Income From Operations:

Income from operations	$20,737		$21,273		$68,466		$62,084

Restructuring and consolidation costs	610		680		2,119		3,776
Amortization of inventory fair value adjustment	-		-		-		2,347
Supplier warranty settlement	-		-		(1,980)		-
Acquisition related expenses	4,631		108		11,872		1,674
Non-GAAP income from operations *	$25,978		$22,061		$80,477		$69,881
Non-GAAP Income from operations as a percent of net sales*	11.4%		10.3%		11.4%		10.7%

Reconciliation of Non-GAAP Net Income:

Net income	$12,313		$13,277		$40,321		$38,987

Restructuring and consolidation costs	610		680		2,119		3,776
Loss on extinguishment of convertible debt	-		-		-		1,797
Supplier warranty settlement	-		-		(1,980)		-
Loss on settlement of pension plan	-		-		5,086		-
Amortization of inventory fair value adjustment	-		-		-		2,347
Acquisition related expenses	4,631		108		11,872		1,674
Tax impact of above adjustments	1,178		(225)		1,391		(2,845)
Non-GAAP net income *	18,732		13,840		58,809		45,736
Non-GAAP diluted earnings per share *	$0.64	(1)	$0.48	(2)	$2.01	(3)	$1.58	(4)

(1) - Tax impact is calculated by multiplying the estimated effective tax rate for the period of 24.2% by restructuring and consolidation costs.  Acquisition related expenses in the quarter are not tax deductible, therefore the tax impact has been eliminated.

(2) - Tax impact is calculated by multiplying the estimated effective tax rate for the period of 28.6% by the above items.

(3) - Tax impact is calculated by multiplying the estimated effective tax rate for the period of 24.2% by restructuring and consolidation costs and the loss on settlement of pension plan.  Acquisition related expenses for the year to date period are not tax deductible, therefore the tax impact has been eliminated. The supplier warranty settlement income is not taxable in the local jurisdiction; therefore, no tax impact has been assumed.

(4) - Tax impact is calculated by multiplying the estimated effective tax rate for the period of 29.7% by the above items.

Consolidated Balance Sheets
In Thousands of Dollars	September 30, 2018	December 31, 2017
	(unaudited)
Assets:
Current Assets
Cash and cash equivalents	$50,097	$51,994
Trade receivables, net	139,863	135,499
Inventories	157,049	145,611
Income tax receivable	1,548	6,634
Prepaid expenses and other current assets	21,215	17,344
Assets held for sale	696	1,081
Total current assets	370,468	358,163
Property, plant and equipment, net	187,800	191,918
Intangible assets, net	148,389	159,613
Goodwill	202,114	206,040
Deferred income taxes	1,542	2,608
Other non-current assets, net	2,256	2,315
Total assets	$912,569	$920,657

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$61,466	$68,014
Accrued payroll	31,139	32,091
Accruals and other current liabilities	53,169	32,921
Income tax payable	11,115	9,082
Current portion of long-term debt	1,306	384
Total current liabilities	158,195	142,492
Long-term debt - less current portion	255,161	275,587
Deferred income taxes	49,929	52,250
Pension liabilities	24,520	25,038
Long term taxes payable	5,418	6,322
Other long-term liabilities	2,186	22,263
Total stockholders' equity	417,160	396,705
Total liabilities, and stockholders' equity	$912,569	$920,657

Reconciliation to operating working capital:
Trade receivables, net	139,863	135,499
Inventories	157,049	145,611
Accounts payable	(61,466)	(68,014)
Operating working capital *	$235,446	$213,096

	Year to Date Ended
	September 30, 2018	September 30, 2017
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$40,321	$38,987
Adjustments to reconcile net income to net operating cash flows:
Depreciation	20,735	19,764
Amortization of intangible assets	7,296	7,139
Amortization of deferred financing costs	449	449
Loss on foreign currency, net	204	241
Loss on settlement of pension plan	5,086	—
(Gain)/Loss on disposal / impairment of fixed assets	293	(36)
Loss on extinguishment of debt	—	1,797
Stock based compensation	3,830	4,543
Amortization of inventory fair value adjustment	—	2,347
Changes in assets and liabilities:
Trade receivables	(7,550)	(9,701)
Inventories	(13,828)	(9,478)
Accounts payable and accrued liabilities	7,129	(8,799)
Other current assets and liabilities	(4,256)	(2,392)
Other operating assets and liabilities	(730)	(1,572)
Net cash provided by operating activities	58,979	43,289
Cash flows from investing activities
Purchase of property, plant and equipment	(21,129)	(23,261)
Working capital settlement from prior year acquisitions	—	2,883
Proceeds from sale of Altra Industrial Motion Changzhou	—	3,221
Acquisition of Aluminum Die Casting, S.r.L.	(2,663)	—
Net cash used in investing activities	(23,792)	(17,157)
Cash flows from financing activities
Payments on Revolving Credit Facility	(36,673)	(39,036)
Dividend payments	(14,964)	(13,256)
Borrowing under Revolving Credit Facility	19,000	7,000
Payments of equipment, working capital notes, mortgages, and other debts	(1,132)	(913)
Cash paid to redeem Convertible Notes	—	(954)
Shares surrendered for tax withholding	(2,848)	(2,089)
Net cash used in financing activities	(36,617)	(49,248)
Effect of exchange rate changes on cash and cash equivalents	(467)	7,149
Net change in cash and cash equivalents	(1,897)	(15,967)
Cash and cash equivalents at beginning of year	51,994	69,118
Cash and cash equivalents at end of period	$50,097	$53,151
Reconciliation to free cash flow:
Net cash flows from operating activities	58,979	43,289
Purchase of property, plant and equipment	(21,129)	(23,261)
Free cash flow*	$37,850	$20,028

Selected Segment Data	Quarter Ended September 30		Year to Date Ended September 30
In Thousands of Dollars, except per share amount	2018	2017	2018	2017
Net Sales:
Couplings, Clutches & Brakes	$118,662	$110,109	$361,569	$327,310
Electromagnetic Clutches & Brakes	57,915	58,304	192,158	187,463
Gearing	54,198	48,368	159,650	144,545
Eliminations	(2,292)	(2,158)	(7,186)	(5,903)
Total	$228,483	$214,623	$706,191	$653,415

Income from operations:
Couplings, Clutches & Brakes	$15,639	$12,679	$47,799	$33,031
Electromagnetic Clutches & Brakes	6,490	6,138	23,234	21,894
Gearing	5,881	5,689	18,396	17,804
Corporate	(6,663)	(2,553)	(18,844)	(6,869)
Restructuring and consolidation costs	(610)	(680)	(2,119)	(3,776)
Total	$20,737	$21,273	$68,466	$62,084

About Altra Industrial Motion Corp.

Altra Industrial Motion Corp. is a premier industrial manufacturer of highly engineered power transmission, motion control and engine braking systems and components.  Altra's portfolio consists of 27 well-respected brands including Bauer Gear Motor, Boston Gear, Jacobs Vehicle Systems, Kollmorgen, Portescap, Stromag, Svendborg Brakes, TB Wood's, Thomson and Warner Electric. Headquartered in Braintree, Massachusetts, Altra has approximately 9,300 employees and over 50 production facilities in 16 countries around the world.

* Discussion of Non-GAAP Financial Measures

As used in this release and the accompanying slides posted on the Company's website, non-GAAP diluted EPS, non-GAAP income from operations and non-GAAP net income are each calculated using either net income or income from operations that excludes acquisition related costs, restructuring costs, and other income or charges that management does not consider to be directly related to the Company's core operating performance. Beginning in the fourth quarter, the Company intends to exclude acquisition related amortization and depreciation from its calculation of non-GAAP net income and non-GAAP income from operations. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by GAAP weighted average shares outstanding (diluted).  Non-GAAP free cash flow is calculated by deducting purchases of property, plant and equipment from net cash flows from operating activities. Non-GAAP operating working capital is calculated by deducting accounts payable from net trade receivables plus inventories.

Altra believes that the presentation of non-GAAP net income, non-GAAP income from operations, non-GAAP diluted EPS, non-GAAP free cash flow and non-GAAP operating working capital provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management's current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, the statements under “Business Outlook,” our expectations regarding our tax rate, our expectations regarding our acquisition of the A&S businesses, including but not limited to our expectations regarding the integration of the A&S businesses and the impact of such acquisition on our business, including expected synergies, our expectations regarding delevering our business and our ability to delever our business, our expectations regarding growth opportunities and our ability to drive growth, our plans to change how we calculate certain non-GAAP measures, our expectations regarding our ability to serve our customers and deliver value for our shareholders and the Company’s guidance for full year 2018.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) risks associated with compliance with environmental laws, (14) the ability to successfully execute, manage and integrate key acquisitions and mergers, (15) failure to obtain or protect intellectual property rights, (16) risks associated with impairment of goodwill or intangibles assets, (17) failure of operating equipment or information technology infrastructure, (18) risks associated with our debt leverage, (19) risks associated with restrictions contained in the agreements governing the Notes and the Altra Credit Facilities, (20) risks associated with compliance with tax laws, (21) risks associated with the global recession and volatility and disruption in the global financial markets, (22) risks associated with implementation of our ERP system, (23) risks associated with the Svendborg, Stromag, and A&S acquisitions and integration and other acquisitions, (24) risks associated with certain minimum purchase agreements we have with suppliers, (25) risks related to our relationships with strategic partners, (26) our ability to offset increased commodity and labor costs with increased prices, (27) risks associated with our exposure to variable interest rates and foreign currency exchange rates, (28) risks associated with interest rate swap contracts, (29) risks associated with our exposure to renewable energy markets, (30) risks related to regulations regarding conflict minerals, (31) risks related to restructuring and plant consolidations, (32) risks related to our acquisition of A&S, including (a) the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the proposed transaction within the expected time-frames or at all and to successfully integrate A&S, (b) expected or targeted future financial and operating performance and results, (c) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintain relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (d) our ability to retain key executives and employees, (e) slowdowns or downturns in economic conditions generally and in the markets in which the A&S businesses participate specifically, (f) lower than expected investments and capital expenditures in equipment that utilizes components produced by us or A&S, (g) lower than expected demand for our or A&S’s repair and replacement businesses, (h) our ability to successfully integrate the merged assets and the associated technology and achieve operational efficiencies, (i) the integration of A&S being more difficult, time-consuming or costly than expected and (j) the inability to undertake certain corporate actions that otherwise could be advantageous to comply with certain tax covenants and (33) other risks, uncertainties and other factors described in the Company's quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company's other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E

CONTACT:

Altra Industrial Motion Corp.

Christian Storch, Chief Financial Officer

781-917-0541

christian.storch@altramotion.com